UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to §240.14a-12

MYERS INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 5, 2013

Dear Fellow Shareholder:

The Myers Industries Board of Directors strongly urges all shareholders to vote in favor of your Board’s nominees for election at the upcoming Annual Meeting of Shareholders, to be held on Friday, April 26, 2013. Please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. We urge you to DISCARD ANY BLUE PROXY CARD you may receive from GAMCO Asset Management Inc., which is seeking to replace one of your Board’s nominees with its own representative.

Each of the nine candidates nominated by the Company to serve as a director until the next annual meeting of shareholders also served as a member of the Board of Directors during 2012. Your Board has overseen the strong performance of the Company through a variety of economic and industry challenges and continues to be focused on successfully navigating those challenges to deliver increased shareholder value. Under their oversight, the Company delivered improved performance and increased profitability with total shareholder return of 25.3% in 2012, including the payment of $.32 per share in dividends.

Highlights of the Company’s performance in 2012 include:

•	Net sales increased to $791.2 million from $755.7 million in 2011

•	6% of total sales in 2012 came from products, services or markets developed in the last three years

•	Gross margin increased to 27.2% from 26.2% in 2011

•	$17.9 million of Operations Excellence savings were generated through year-over-year productivity improvements

•	Net income increased 22% to $30.0 million from $24.5 million in 2011

•	Adjusted earnings per share grew 40% in 2012 to $0.94 from $0.67 in 2011

Our strong cash flow generation enabled us to do the following during 2012:

•	Increase our dividend by 14% to $0.32 per share

•	Adopt a new share repurchase plan pursuant to which we repurchased approximately $4 million of shares

•	Expand our Material Handling business by acquiring Plasticos Novel do Nordeste S.A. and Jamco Products Inc.

•	Make capital expenditures of $27 million, of which 55% was for growth oriented projects

The Company’s financial position remains solid, with a strong balance sheet and financial liquidity to pursue strategic goals to enhance shareholder value. Furthermore, we have an extremely experienced and effective Board, and each of its members is committed to effectively executing a solid strategic plan for sustained, profitable growth. Your Board continuously evaluates a full range of strategic alternatives to increase shareholder value.

Further evidence of your Board’s effectiveness is that for the second year in a row, Myers Industries was named to the “100 Most Trustworthy Companies” list published by Forbes.com last month. Forbes ranks the nation’s top 100 companies that have consistently demonstrated transparent and conservative accounting practices and solid corporate governance and management. We are honored to have received this recognition for two straight years and believe this is real evidence of your Board’s commitment to effectively advancing and protecting the interests of the shareholders.

The Company and the Board are committed to further aligning the interests of the executive officers and the Board with the interests of shareholders. To that end, the Company requires the independent directors to hold five times their annual cash Board retainer in the Company’s common stock. All of your directors are currently in compliance with the Company’s stock ownership guidelines.

We are disappointed that, again this year, GAMCO Asset Management Inc. has launched a proxy contest to elect its own director candidate to the Board of Directors. As in prior years, GAMCO has failed to offer any alternative strategic plan to create additional value for shareholders or to communicate any specific concerns so that any shareholder could evaluate its request to replace a member of your Board with its nominee.

Moreover, we believe GAMCO’s nominee, Mr. Daniel Lee, lacks the industry experience and qualifications needed to contribute to a diversified manufacturer and distributor. Mr. Lee is the managing partner of a company that develops casino resorts and has years of experience in the gaming industry. To the best of our knowledge, Mr. Lee has no meaningful experience related to any of the Company’s four business segments. It is our Board’s view that expertise in gaming is not a skill that will add any value to the Company’s shareholders.

We are confident that through the efforts of our Board and management team, we will continue to build upon the solid foundation that we’ve established. Executing our business strategy and improving upon our consistent performance will allow us to generate higher levels of shareholder value in 2013 and beyond.

We urge you to support your Board’s nominees for election and to simply discard any Blue proxy card you may receive.

As always, we thank you for your ongoing support and we look forward to reporting our continued progress to you.

Please vote in favor of your Board’s nominees TODAY.

Respectfully,

Richard P. Johnston	John C. Orr
Chairman of the Board of Directors	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT!

Remember, you can vote your shares by telephone or via the Internet.

Please follow the easy instructions on the enclosed WHITE proxy card.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE, at 1-888-750-5834.

We urge you NOT to sign any Blue proxy card sent to you by GAMCO, as doing so will revoke any earlier vote you submitted.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.